Exhibit 10.1

EVERGREENBANCORP, INC.

STOCK OPTION

AND EQUITY COMPENSATION PLAN

Recitals

A. The EvergreenBank 2000 Stock Option Plan was adopted by EvergreenBank’s board of directors on February 17, 2000 and approved by its shareholders on April 20, 2000. In connection with a holding company reorganization, effective on June 20, 2001, pursuant to which EvergreenBank became a wholly-owned subsidiary of EvergreenBancorp, Inc. (“Company”), the Company adopted the plan and changed the name of the plan to “EvergreenBancorp, Inc. 2000 Stock Option Plan.” An amendment to the plan was adopted by the board of directors of the Company on March 23, 2003 and was approved by its shareholders on April 17, 2003. A further amendment of the plan was adopted by the board of directors of the Company on March 16, 2006 and was approved by its shareholders on April 20, 2006.

B. The Company now wishes to further amend the plan to (i) change the name of the plan to the “Stock Option and Equity Compensation Plan,” (ii) increase the number of shares that may be made subject to awards of different types granted under the plan, (iii) extend the term of the plan, and (iv) conform the plan to the requirements of Section 409A and Section 162(m) of the U.S. Internal Revenue Code of 1986, amended (“Code”). The plan, as so amended, is intended to be a new plan for purposes of Code Section 422.

Plan

The EvergreenBancorp, Inc. 2000 Stock Option Plan shall henceforth be known as the “Stock Option and Equity Compensation Plan” (the “Plan”).

SECTION 1. Purpose. The purpose of the Plan is to provide a means whereby the Company can continue to attract, motivate and retain selected employees, officers, and directors, and to encourage stock ownership in the Company, by granting incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights and restricted stock units (collectively “Awards”) with respect to the Common Stock of the Company (as defined in Section 3), so that such selected individuals will more closely identify their interests with those of the Company and its shareholders.

SECTION 2. Administration. This Plan shall be administered by the board of directors of the Company (the “Board”) or, in the event the Board shall appoint or authorize a committee to administer this Plan, by such committee, consisting of at least three Board members, each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and, if the Company is a “publicly held corporation” within the meaning of Code Section 162(m), an “outside director” within the meaning of Code Section 162(m). The administrator of this Plan shall hereinafter be referred to as the “Plan Administrator.”

2.1 Procedures. The Board may designate one of the members of the Plan Administrator as chairperson. The Plan Administrator may hold meetings at such times and places as it shall determine. The acts of a majority of the members of the Plan Administrator present at meetings at which a quorum exists, or acts reduced to and approved in writing by all Plan Administrator members, shall be valid acts of the Plan Administrator.

2.2 Responsibilities. Except for the terms and conditions explicitly required by this Plan, the Plan Administrator shall have the authority, in its discretion, to determine all matters relating to Awards, including selection of the individuals to be granted an Award, the type of Award to be granted, the number of shares subject to the Award, the exercise price or other consideration required to be paid, if any, upon exercise of the Award, and all other terms and conditions of the Award. Grants under this Plan to either the same individual or to different individuals need not be identical in any respect, even when made at the same time. The interpretation and construction by the Plan Administrator of any terms or provisions of this Plan or any Awards, or of any rule or regulation promulgated in connection with this Plan, shall be conclusive and binding on all interested parties; provided, however, that in the case of incentive stock options, such interpretation and construction must be consistent with the requirements of Cod Section 422, as amended, and the regulations thereunder.

2.3 Section 16(b) Compliance and Bifurcation of Plan. It is the intention of the Company that this Plan and Awards comply in all respects with Rule 16b-3 under the Exchange Act of 1934. If any Plan provision is later found to be not in compliance with such rule, the provision shall be deemed null and void. In all events this Plan shall be construed in favor of its meeting the requirements of Rule 16b-3. Notwithstanding anything in this Plan to the contrary, the Board, in its absolute discretion, may bifurcate this Plan so as to restrict, limit or condition the use of any provision of this Plan to participants who are officers and directors subject to Section 16(b) of the Exchange Act of 1934 without so restricting, limiting or conditioning other Plan participants.

SECTION 3. Stock Subject to This Plan. The stock subject to this Plan shall be the Company’s Common Stock (the “Common Stock”), presently authorized but unissued or now held or subsequently acquired by the Company as treasury shares. Subject to adjustment as provided in Section 12 of this Plan, the maximum aggregate number of shares that may be issued under, or made subject to, Awards shall not exceed 360,000 shares of Common Stock, as constituted on the effective date of this Plan. (Such number includes 220,000 shares that are subject to Awards under the EvergreenBancorp, Inc. 2000 Stock Option Plan on the date the Plan is adopted that subsequently become available because the Awards are forfeited or cancelled for any reason whatsoever.) Shares of Common Stock that are or were made subject to Awards of any type shall be counted against such number, unless and until the Award recipient has forfeited rights in such Awards by failing to satisfy any condition to vesting. The aggregate number of shares of Common Stock that may be issued under incentive stock options shall equal the maximum number of shares of Common Stock that may be subject to Awards, as described in the foregoing provisions of this Section 3, reduced by the number of shares of Common Stock that have been made subject to other types of Awards. If any shares of Common Stock subject to an Award are not issued (for example, because the Award is forfeited or cancelled, or the Award is settled in cash, or a portion of the Award is used to satisfy applicable tax withholding obligations), then such shares shall again be available to be made subject to Awards.

SECTION 4. Eligibility. All employees, officers, and directors of the Company or a related corporation, and independent contractors who perform services for the Company or a related corporation, are eligible to be selected by the Plan Administrator to be granted Awards; provided, however, that only an employee of the Company or a related corporation may be selected to be granted an incentive stock option.

SECTION 5. Terms and Conditions of Awards. Awards shall be evidenced by written agreements that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with this Plan (“Award Agreement”). Subject to Sections 6, 7, 8, 9 and 10, Awards shall include or incorporate by reference the following terms and conditions:

5.1 Number of Shares. The maximum number of shares that may be subject to an Award shall be that number established by the Plan Administrator.

5.2 Price of Shares. The price per share, if any, that must be paid to purchase shares of Common Stock under an Award shall the price established by the Plan Administrator.

5.3 Vesting. The Plan Administrator may impose any terms and conditions to the vesting of an Award that it determines to be appropriate, including requiring the Award recipient to continue to provide services to the Company or a related corporation for a specified period of time or to meet performance goals established by the Plan Administrator. Such terms and conditions shall be set forth in the Award Agreement. The term “vest” shall mean, in the case of an option, that the option is exercisable and, if exercised, entitles the holder thereof to purchase shares of Common Stock in accordance with the terms of the Plan and the related Award Agreement; in the case of restricted stock, that the restricted stock is free of any obligation to forfeit or retransfer the same to the Company; and in the case of a restricted stock unit or a stock appreciation right, that the restricted stock unit or stock appreciation right is exercisable and, if exercised, entitles the holder thereof to receive payments in accordance with the terms of the Plan and the related Award Agreement.

5.4 Exercise. Subject to any vesting requirements imposed by an Award Agreement and to any holding period required by applicable law, each Award may be exercised in whole or in part; provided, however, that only whole shares will be issued pursuant to the exercise of an Award. An Award shall be exercised by delivering to the Company a notice of the number of shares with respect to which the Award is exercised, together with payment of the exercise price, if any.

5.5 Payment of Exercise Price. Payment of the exercise price, if any, for shares acquired pursuant to an Award shall be made in full at the time the notice of exercise of the Award is delivered to the Company and shall be in cash or by certified or cashier’s check or personal check (unless at the time of exercise the Plan Administrator in a particular case determines not to accept a personal check) for the Common Stock being purchased. In addition, the Plan Administrator may determine that other forms or methods of payment will be permitted (including shares of Common Stock and installment payments on such terms and over such period as the Plan Administrator may determine in its discretion).

5.6 Withholding Tax Requirement. The Company or any related corporation shall have the right to withhold or cause to be withheld from any form of compensation or other amount due to an Award recipient the amount of taxes required under applicable law to be so withheld or to be otherwise deducted and paid with respect to an Award. In its discretion, the Company may require an Award recipient to reimburse the Company or the related corporation for any such taxes required to be withheld and may withhold any distribution in whole or in part until the Company or the related corporation is so reimbursed. In lieu of such withholding or reimbursement, the Company or related corporation shall have the right to retain and withhold a number of shares that are otherwise required to be issued under an Award and that has a market value not less than the amount of such taxes required to be withheld and to cancel (in whole or in part) the shares so retained and withheld.

5.7 Nontransferability of Awards. Awards and the rights and privileges conferred by this Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by applicable laws of descent and distribution; provided, however, that shares of restricted stock may be transferred, assigned, pledged or hypothecated after and as such shares vest. Awards shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Award or of any right or privilege conferred by this Plan, contrary to the Code or to the provisions of this Plan, or the sale or levy, or execution, attachment or similar process upon an Award or any right or privilege conferred by this Plan, shall be null and void. Notwithstanding the foregoing, an Award recipient may designate during his or her lifetime a person who can exercise, subject to the terms of the Plan, the Award after his or her death by giving written notice of such designation to the Plan Administrator. The Award recipient may change the designation from time to time by giving written notice to the Plan Administrator revoking any earlier designation and making a new designation.

5.8 Termination of Relationship.

5.8.1 Unvested Awards. If an Award recipient ceases to perform services for the Company or a related corporation as an employee, director or independent contractor for any reason whatsoever, the Award recipient shall forfeit all rights in, to and under all Awards that have not vested prior thereto. Such forfeiture shall occur without the need for further action by any person.

5.8.2 Vested Awards - Termination Other Than Termination For Cause, Death or Disability. If an Award recipient ceases to perform services for the Company or a related corporation as an employee, director or independent contractor for any reason other than his or her termination for cause, death or disability, and unless by its terms the Award sooner terminates or expires, then the Award recipient may exercise, for a three (3) month period after such cessation, the portion of any Award held by the Award recipient that is vested at the time of cessation. At the end of the three (3) month period the Award shall terminate and may no longer be exercised, unless this provision is waived in the Award Agreement or by the Plan Administrator. In the case of an incentive stock option, if an Award recipient changes from being an employee of the Company or a related corporation to being another type of service provider to the Company or related corporation (for example, an independent contractor), then the incentive stock option shall be treated as a nonqualified stock option at the end of the three (3) month period, unless before such time it is exercised or it terminates or expires in accordance with its terms. The Plan Administrator shall have sole discretion in a particular circumstance to extend the exercise period beyond that specified above.

5.8.3 Vested Awards - Termination For Cause. If an Award recipient ceases to perform services for the Company or a related corporation as an employee, director or independent contractor because of his or her termination for cause, then any Award held by him or her that is vested at the time of cessation shall automatically terminate and may no longer be exercised as of the first discovery by the Company of any reason for termination for cause. “Termination for cause” shall mean dismissal for gross negligence, willful material misconduct or failure to discharge duties, conviction or confession of a crime punishable by law (except minor violations, as determined by the Plan Administrator), the performance of an illegal act involving moral turpitude while purporting to act on the Company’s behalf, or engaging in activities directly in competition or antithetical to the best interests of the Company. If an Award recipient is suspended pending an investigation of whether or not the Award recipient shall be terminated for cause, all Award recipient’s rights under any Award shall likewise be suspended during the period of investigation.

5.8.4 Vested Awards – Termination Because of Death. If an Award recipient ceases to perform services for the Company or a related corporation as an employee, director or independent contractor because of his or her death, or if he or she dies within three (3) months after ceasing to perform such services (other than for cause or because of death or disability) or within twelve (12) months after ceasing to perform such services because of disability, then any Award held by the Award recipient that is vested at the time of such cessation, to the extent that the Award recipient would have been entitled to exercise such Award immediately before death, may be exercised within one year after his or her death by the personal representative of his or her estate or by the person or persons to whom the Award recipient’s rights under the Award shall pass by will or by the applicable laws of descent and distribution.

5.8.5 Vested Awards - Termination Because of Disability. If an Award recipient ceases to perform services for the Company or a related corporation as an employee, director or independent contractor because of his or her disability, then any Award held by him or her that is vested at the time of such cessation shall not terminate (or, in the case of an incentive stock option, cease to be treated as an incentive stock option) until the end of the 12-month period following such cessation (unless by its terms it sooner terminates and expires). As used in this Plan, the term “disability” means that the individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The determination of whether an individual suffers a disability shall be determined by the Company and two independent physicians, and after reasonable accommodation. Disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of disability to the Plan Administrator. This definition of “disability” is intended to satisfy the requirements of Code Section 22(e)(3) and shall be interpreted and applied accordingly.

5.8.6 Transfer of Relationship Between Company and Related Corporation. For purposes of this Section 5.8, an Award recipient shall not be treated as ceasing to perform services for the Company or a related corporation as an employee, director or independent contractor if, after the grant of the Award, he or she continues to perform without interruption such services for any of the Company or a related corporation.

5.8.7 Military Leave, Sick Leave and Bona Fide Leave of Absence. For purposes of this Section 5.8, employment shall be deemed to continue while the Award recipient is on military leave, sick leave or other bona fide leave of absence (as determined by the Plan Administrator). The foregoing notwithstanding, employment shall not be deemed to continue beyond the first three (3) months of such leave, unless the Award recipient’s reemployment rights are guaranteed by statute or by contract.

5.9 Related Corporation. As used in this Plan, the term “related corporation” shall mean either a subsidiary corporation or a parent corporation of the Company. A subsidiary corporation of the Company is any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time an Award is granted, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A parent corporation of the Company is any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time an Award is granted, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. In the case of incentive stock options, this definition of “related corporation” is intended to satisfy the requirements of Code Sections 424(e) and (f), and shall be interpreted and applied accordingly; and in the case of other types of Awards, this definition of “related corporation” may be modified by the Plan Administrator as required to satisfy the requirements of Code Section 409A and the regulations issued thereunder.

5.10 Status of Shareholder. Neither the Award recipient nor any party to which the Award recipient’s rights and privileges under an Award may pass shall be, or have any of the rights or privileges of, a shareholder of the Company with respect to any shares issuable under an Award unless and until such shares are actually issued. In the case of restricted stock, the Award recipient thereof shall have all the rights of a shareholder (including voting, dividend and liquidation rights) with respect to shares of restricted stock that are issued and delivered to the Award recipient, until such shares are forfeited or reacquired by the Company in accordance with the terms of the Award.

5.11 Continuation of Employment. Neither an Award nor any provisions of this Plan shall confer upon any Award recipient a right to continue in the employ of, or to provide services to, the Company or a related corporation, or to interfere in any way with the right of the Company or a related corporation to terminate his or her employment or other relationship with the Company at any time.

5.12 Modification and Amendment of Award. Subject to the requirements of Code Section 422 with respect to incentive stock options and to the terms and conditions and within the limitations of this Plan, the Plan Administrator may modify or amend outstanding

Awards. The modification or amendment of an outstanding Award shall not, without the consent of the Award recipient, impair or diminish any of his or her rights or any of the obligations of the Company under such Award. Except as otherwise provided in this Plan, no outstanding Award shall be terminated without the consent of the Award recipient. In the case of incentive stock options, unless the Award recipient agrees otherwise, any changes or adjustments made to outstanding incentive stock options shall be made in such a manner so as not to constitute a “modification” as defined in Code Section 424(h) and so as not to cause any incentive stock option issued hereunder to fail to continue to qualify as an incentive stock option as defined in Code Section 422(b).

SECTION 6. Special Rules Applicable to Incentive Stock Options.

6.1 General. As used herein, the term “incentive stock option” means an option to acquire shares of Common Stock that is intended to be an “incentive stock option” as defined in Code Section 422. Notwithstanding any contrary provisions of the Plan, the terms and conditions of this Section 6 shall apply to Awards designated by the Plan Administrator as incentive stock options.

6.2 Required Terms. An incentive stock option shall be subject to the following terms and conditions:

6.2.1 Exercise Price. The exercise price of such option shall be not less than the fair market value per share of the Common Stock at the time the option is granted; provided, however, that in the case of a 10% shareholder (defined below), the exercise prices of such option shall be not less than 110% of the fair market value of the Common Stock at the time the incentive stock option is granted.

6.2.2 Term. The option is not exercisable after the expiration of ten (10) years from the date of grant; provided, however, that in the case of a 10% shareholder (defined below), the option is not exercisable after the expiration of five (5) years from the date of grant. The Plan Administrator may establish a shorter term for an incentive stock option than the maximum term described in this Section 6.2.2.

6.2.3 Transferability. The option is not transferable by the Award recipient otherwise than by will or the laws of descent and distribution, and is exercisable during his or her lifetime only by him or her.

6.3 Definition – 10% Shareholder. The term “10% shareholder” shall mean an employee of the Company or a related corporation who owns, at the time an incentive stock option is granted, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a related corporation. In determining stock ownership, an employee shall be deemed to own the stock owned, directly or indirectly, by or for his or her brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its shareholders, partners or beneficiaries. If an employee or a person related to the employee owns an unexercised option or warrant to purchase stock of the Company, the stock subject to that portion of the option or warrant that is unexercised shall not be counted in determining stock ownership. For purposes of this Section 6, stock owned by an employee shall include all stock actually issued and outstanding immediately before the grant of the incentive stock option to the employee.

6.4 Limitation on Value for Incentive Stock Options. As to all incentive stock options granted under the terms of this Plan, to the extent that the aggregate fair market value (determined at the time the incentive stock option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by the Award recipient during any calendar year (under this Plan and all other incentive stock option plans of the Company, a related corporation or a predecessor corporation) exceeds $100,000, those options (or the portion of an option) that exceed the $100,000 threshold shall be treated as nonqualified stock options.

SECTION 7. Special Rules Applicable to Nonqualified Stock Options.

7.1 General. As used herein, the term “nonqualified stock option” means an option to acquire shares of Common Stock that is not an incentive stock option. Notwithstanding any contrary provisions of the Plan, the terms and conditions of this Section 7 shall apply to Awards designated by the Plan Administrator as nonqualified stock options.

7.2 Required Terms. A nonqualified stock option shall be subject to the following terms and conditions:

7.2.1 Valuation. The exercise price of such options shall be not less than the fair market value per share of the Common Stock at the time the option is granted.

7.2.2 Term. The option is not exercisable after the expiration of ten (10) years from the date of grant. The Plan Administrator may establish a shorter term for a nonqualified stock option than the maximum term described in this Section 7.2.2.

7.2.3 Transferability. The option is not transferable by the Award recipient otherwise than by will or the laws of descent and distribution, and is exercisable during his or her lifetime only by him or her.

SECTION 8. Special Rules Applicable to Restricted Stock.

8.1 General. As used herein, the term “restricted stock” means a share of Common Stock issued under the Plan that is subject to such restrictions and conditions to vesting as are set forth in the Plan and the related Award Agreement. Notwithstanding any contrary provisions of the Plan, the terms and conditions of this Section 8 shall apply to Awards designated by the Plan Administrator as restricted stock.

8.2 Escrow, Release and Cancellation of Restricted Stock. The Company may make, at its election, such arrangements as it deems necessary or appropriate to hold shares of restricted stock in escrow until the Award recipient satisfies all conditions to vesting and to automatically cancel such shares if the Award recipient fails to satisfy such conditions. The Company shall take such actions as it determines to be reasonably necessary to release restricted stock from forfeiture restrictions as soon as practicable after the restricted stock vests.

SECTION 9. Special Rules Applicable to Stock Appreciation Rights.

9.1 General. As used herein, the term “stock appreciation right” means a right granted under the Plan to receive a payment in cash or Common Stock, as determined by the Plan Administrator, of an amount equal to the excess of (i) the fair market value, on the date of exercise of the right, of one share of Common Stock per stock appreciation right, over (ii) the fair market value, on the date of grant of the right, of such share of Common Stock. Such fair market value shall not be increased or otherwise adjusted because of dividends or other distributions paid at any time on or with respect to shares of stock of the Company. In no event is a stock appreciation right exercisable unless the fair market value of shares of Common Stock on the date of exercise of the right exceed the fair market value of such share of Common Stock on the date of grant of the right. It is intended that stock appreciation rights granted hereunder be exempt from Code Section 409A, and this Section 9 shall be interpreted accordingly. Notwithstanding any contrary provisions of the Plan, the terms and conditions of this Section 9 shall apply to Awards designated by the Plan Administrator as stock appreciation rights.

9.2 Exercise. The Company shall settle payment of any amounts due under a stock appreciation right upon exercise of such right by the Award recipient within five (5) business days after exercise.

SECTION 10. Special Rules Applicable to Restricted Stock Units.

10.1 General. As used herein, the term “restricted stock unit” means a right granted under the Plan to receive Common Stock or a payment in cash, as determined by the Committee, of an amount equal to the fair market value, on the date of exercise of the right, of one share of Common Stock per restricted stock unit. Such fair market value shall not be increased or otherwise adjusted because of dividends or other distributions paid at any time on or with respect to shares of stock of the Company. Notwithstanding any contrary provisions of the Plan, the terms and conditions of this Section 10 shall apply to Awards designated by the Plan Administrator as restricted stock units.

10.2 Exercise. The Company shall settle payment of any amounts due under a stock restricted stock unit upon exercise of such right by the Award recipient; provided, however, that not withstanding any contrary provisions of the Plan, restricted stock units that become vested shall be settled by payment of amounts owed thereunder on or before the later of (i) the date that is two and one-half (2  1/2 ) months after the end of the Award recipient’s first taxable year in which such amounts are no longer subject to a substantial risk of forfeiture, or (ii) the date that is two and one-half (2  1/2) months after the end of the first taxable year of the person for whom the Award recipient performed services in which such amounts are no longer subject to a substantial risk of forfeiture.

SECTION 11. Determination of Fair Market Value. As used herein, the term “fair market value” shall mean, as of any date, the value of Common Stock determined as follows:

(1) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq Small Market of the Nasdaq Stock Market, its fair market value shall be the closing sales price for such stock (or the closing bid price, if no sales were reported) as quoted on such exchange or system for such date (or, if such pricing information is not published for such date, the last date prior to such date for which pricing information is published), as reported in The Wall Street Journal or such other source as the Plan Administrator deems reliable; or

(2) If the Common Stock is regularly quoted by recognized securities dealers but selling prices are not reported, its fair market value shall be the mean of the closing bid and asked prices for such stock on such date, as reported in The Wall Street Journal or such other source as the Plan Administrator deems reliable; or

(3) In the absence of an established market for the Common Stock, the fair market value shall be determined in good faith by the Committee and as may otherwise be required by Code Section 409A and the regulations issued thereunder.

SECTION 12. Adjustments Upon Changes in Capitalization. The aggregate number and class of shares with respect to which Awards may be granted, the number and class of shares covered by each outstanding Award and the price required to be paid for shares under an Award (but not the total price) shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend.

12.1 Effect of Reorganization or Change in Control.

12.1.1 Conversion of Awards in Connection with Stock Exchange. If the shareholders of the Company receive capital stock of another corporation (“Exchange Stock”) in exchange for their shares of Common Stock in any transaction involving a merger, consolidation or reorganization, all Awards shall be converted into Awards to acquire shares of Exchange Stock. The amount and price required to be paid with respect to converted Awards shall be determined by adjusting the amount and price of Awards in the same proportion as used for determining the number of shares of Exchange Stock the holders of the Common Stock receive in such merger, consolidation or reorganization. The vesting schedule set forth in the Award Agreement shall continue to apply to the Exchange Stock.

12.1.2 Change in Control. In the event of a “Change in Control,” as defined in Section 12.1.3 below, any Awards or portion of Awards outstanding as of the date such Change in Control is determined to have occurred that are not yet fully vested shall become fully vested by the occurrence of the Change in Control.

12.1.3 Definition of “Change in Control.” As used herein, a “Change in Control” shall be deemed to have occurred if: (A) a person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; (B) a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (C) one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date the most recent acquisition by such person or persons) assets from the Company that have total gross fair market value that is more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. This definition of Change of Control shall be construed as required to satisfy the requirements of Code Section 409A and the regulations issued thereunder.

12.2 Fractional Shares. In the event of any adjustment in the number of shares covered by any Award, any fractional shares resulting from such adjustment shall be disregarded and each such Award shall cover only the number of full shares resulting from such adjustment.

12.3 Determination of Board to Be Final. All Section 12 adjustments shall be made by the Board, and its determination as to what adjustments shall be made, and the extent of such adjustments, shall be final, binding and conclusive. Unless an Award recipient agrees otherwise, any change or adjustment to an incentive stock option shall be made in such a manner so as not to constitute a “modification” as defined in Code Section 424(h) and so as not to cause his or her incentive stock option issued hereunder to fail to continue to qualify as an incentive stock option as defined in Code Section 422(b).

SECTION 13. Securities Regulation. Shares shall not be issued with respect to an Award unless the issuance and delivery of such shares pursuant to the Award shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of any shares under this Plan. Inability of the Company to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any shares under this Plan, or the unavailability of an exemption from registration for the issuance and sale of any shares under this Plan, shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

As a condition to the receipt of shares under an Award, the Company may require the Award recipient to represent and warrant prior to the issuance of such shares that the shares are being purchased only for investment and without any present intention to sell or distribute the shares if, in the opinion of counsel for the Company, such a representation is required by any relevant provision of the aforementioned laws. At the option of the Company, a stop-transfer order against any shares of stock may be placed on the official stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates in order to assure exemption from registration. The Plan Administrator may also require such other action or agreement by the Award recipient as may from time to time be necessary to comply with federal and state securities laws. THIS PROVISION SHALL NOT OBLIGATE THE COMPANY TO UNDERTAKE REGISTRATION OF THE AWARDS OR STOCK SUBJECT THERETO.

Should any of the Company’s capital stock of the same class as the stock subject to Awards be listed on a national securities exchange, all stock issued under this Plan, if not previously listed on such exchange, shall be authorized by that exchange for listing on such exchange prior to the issuance of such stock.

SECTION 14. Performance-Based Compensation.

14.1 General. Any Award that is intended to be “performance-based compensation” within the meaning of Code Section 162(m) shall be conditioned on the achievement of one or more objective performance measures, to the extent required by Code Section 162(m), as may be determined by the Plan Administrator. The grant of an Award and the establishment of performance measures that are intended to be performance-based compensation shall be made during the period required under Code Section 162(m).

14.2 Performance Measures. Performance measures may be based on any one or more of the following: earnings; financial return ratios; increase in revenue, operating or net cash flows; cash flow return on investment; total stockholder return; market share; net operating income, operating income or net income; debt load reduction; expense management; economic value added; stock price; assets, asset quality level, charge offs, loan reserves, non-performing assets, loans, deposits, growth of loans, deposits or assets; interest sensitivity gap levels, regulatory compliance, improvement of financial rating, gross premiums written, net premiums written, premiums earned, losses and loss expenses, underwriting and administrative expenses, achievement of balance sheet or income statement objectives and strategic business objectives, consisting of one or more objectives based on meeting specific cost targets, business expansion goals and goals relating to acquisitions or divestitures. Performance measures may be based on the performance of Bank as a whole or of any one or more Subsidiaries or business units of Bank or a Subsidiary and may be measured relative to a peer group, an index or a business plan.

14.3 Partial Achievement. The terms of an Award may provide that partial achievement of the performance measures may result in a payment or vesting based upon the degree of achievement.

14.4 Adjustments. In certain circumstances the Plan Administrator may adjust performance measures; provided, however, that no adjustment may be made with respect to an Award that is intended to be performance-based compensation, except to the extent the Plan Administrator exercises such negative discretion as is permitted under applicable law for purposes of an exception under Code Section 162(m). If the Plan Administrator determines that a change in the business, operations, corporate structure or capital structure of Bank or the manner in which Bank or its Subsidiaries conducts its business or other events or circumstances render current performance measures to be unsuitable, the Plan Administrator may modify such performance measures, in whole or in part, as the Plan Administrator deems appropriate. If a recipient is promoted, demoted or transferred to a different business unit during a performance period, the Plan Administrator may determine that the selected performance measures or applicable performance period are no longer appropriate, in which case, the Plan Administrator, in its sole discretion, may: (i) adjust, change or eliminate the performance measures or change the applicable performance period; or (ii) cause to be made a cash payment to the recipient in an amount determined by the Plan Administrator.

SECTION 15. Amendment and Termination.

15.1 Board Action. The Board may at any time suspend, amend or terminate this Plan, provided that except as set forth in Section 12, the approval of the Company’s shareholders is necessary within twelve (12) months before or after the adoption by the Board of any amendment that will:

(a) increase the number of shares that are to be reserved for the issuance of Awards under this Plan;

(b) permit the granting of Awards to a class of persons other than those presently permitted to receive Awards under this Plan; or

(c) require shareholder approval under applicable law.

Any amendment made to this Plan that would constitute a “modification” to incentive stock options outstanding on the date of such amendment, shall not be applicable to such outstanding incentive stock options, but shall have prospective effect only, unless the holder of the option agrees otherwise.

15.2 Automatic Termination. Unless sooner terminated by the Board, this Plan shall terminate ten (10) years after the earlier of (a) the date on which this Plan is adopted by the Board, or (b) the date on which this Plan is approved by the shareholders of the Company. No Award may be granted after such termination or during any suspension of this Plan. The amendment or termination of this Plan shall not, without the consent of a recipient of an Award holder, alter or impair any rights or obligations under any Award previously granted under this Plan.

SECTION 16. Effectiveness of This Plan. This Plan shall become effective upon adoption by the Board so long as it is approved by the Company’s shareholders any time within 12 months before or after the adoption of this Plan.

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Adopted by the Board of Directors of the Company on January 17, 2008, approved by the shareholders on April 24, 2008 and ratified by the Board on June 19, 2008.

EVERGREENBANCORP, INC.

By	/s/ GERALD O. HATLER
GERALD O. HATLER Its President and Chief Executive Officer